EXHIBIT 16

June 3, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01(a) of Form 8-K/A of CCF Holding Company dated June 3, 2005 and have the following comments:

1.	We agree with the statements made in paragraphs one through four.

2.	We have no basis on which to agree or disagree with the statement made in the fifth paragraph.

Yours truly,

/s/ PORTER KEADLE MOORE, LLP